EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan of our report dated February 6, 2002, with respect to the audited financial statements of Occam Networks Inc., a California corporation, as of December 31, 2001 and 2000 included in the Registration Statement Form S-4 and related joint proxy statement/prospectus of Accelerated Networks, Inc. (No. 333-75816) and incorporated by reference in its Current Report on Form 8-K (No. 000-30741), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Ernst & Young LLP

Woodland Hills, California
June 22, 2002